SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 19, 2006
WHEELING-PITTSBURGH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-50300	55-0309927
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1134 Market Street, Wheeling, WV	26003
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (304) 234-2400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 5, 2006, Wheeling-Pittsburgh Corporation (the “Company”) appointed David A. Luptak as Executive Vice President, General Counsel and Secretary of the Company and of the Company’s principal operating subsidiary, Wheeling-Pittsburgh Steel Corporation (“WPSC”). On December 5, 2006, WPSC appointed V. John Goodwin as Chief Executive Officer of WPSC, and Thomas A. Modrowski as President and Chief Operating Officer of WPSC. Terms of employment were agreed to in an agreement with Mr. Luptak, Mr. Goodwin and Mr. Modrowski (each, an “Agreement,” and collectively, the “Agreements”) effective as of December 19, 2006 (the “Effective Date”).
     The Agreements provide that the Company or WPSC, as applicable, will pay a base salary of $300,000 to Mr. Luptak, $500,000 to Mr. Goodwin, and $300,000 to Mr. Modrowski. Through December 31, 2007, none of the executives will be eligible for a bonus. The Company’s Compensation Committee has voted to award 23,000 shares of restricted stock to Mr. Luptak, 23,000 shares of restricted stock to Mr. Goodwin, and 20,000 shares of restricted stock to Mr. Modrowski, on the date of execution of the Agreements. One-third of the restricted stock will vest on each of the first three anniversaries of the date of the Agreements. In addition, the executives will participate in such long-term incentive plans and programs for executives as the Company’s Board may establish from time to time.
     Pursuant to the terms of the Agreements, in certain instances the Company or WPSC, as applicable, is obligated to pay severance to the executive upon the termination of his employment. If the Company or WPSC terminates the executive’s employment without cause or if the executive terminates his employment with the Company or WPSC for good reason, the Company or WSPC is obligated to pay the executive an amount equal to (x) the executive’s base salary, plus a (y) a pro-rata bonus, in an amount determined under the terms of the applicable Company bonus plan, (but not less than 100% of the executive’s annual salary for the first year of the Agreement).
     The Agreements also contain a temporary change of control provision, whereby, in the event of a change of control of the Company other than a merger of the Company with Esmark Incorporated (“Esmark”), if the Company terminates the executive’s employment, other than for cause, or if the executive gives notice to terminate employment for good reason within one year following the change of control transaction, the executive will be entitled to receive: (i) two times his annual salary at the highest annualized rate in effect during the one year immediately preceding the date of the change of control, payable in a single lump sum within thirty days of termination (subject to any required delay for tax purposes), two times his target bonus (which shall be 100% of his annual salary if the change of control occurs during the first year of his employment agreement), and all of his previously granted equity awards will become fully vested; or (ii) in the event that the amount set forth under the following schedule is greater that the amount payable under clause (i) and a merger with Esmark has not been consummated, the amount payable under the following schedules:
Messrs. Luptak and Goodwin:

Change of Control Date	Amount Payable
Within one year of Effective Date	$4,000,000
After one year but less than two years of Effective Date	$2,000,000
After two years but less than three years of Effective Date	$1,000,000
After three years of Effective Date	$0
Mr. Modrowski:

Change of Control Date	Amount Payable
Within one year of Effective Date	$3,000,000
After one year but less than two years of Effective Date	$1,500,000
After two years but less than three years of Effective Date	$750,000
After three years of Effective Date	$0
     The executives would receive a gross up for any excise taxes on these payments under the same terms as existing Company executives.
     The Agreements have a one-year term and are renewable for successive one-year terms. If a merger with Esmark occurs, the agreement will terminate 30 days after completion of such merger.

     On December 20, 2006, the Company and WPSC announced to its employees that Mr. Harry L. Page was appointed Vice President, Engineering of WPSC. Mr. Page formerly served as President and Chief Operating Officer of WPSC. On December 18, 2006, the Company notified Mr. Donald E. Keaton, Vice President that his employment with WPSC was being terminated.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WHEELING-PITTSBURGH CORPORATION

By:	/s/ David A. Luptak

David A. Luptak Executive Vice President
Dated: December 20, 2006

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